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                                                                      EXHIBIT 11

                           Tommy Hilfiger Corporation
                  Computation of Net Income Per Ordinary Share
                    (in thousands, except per share amounts)

                                               Three Months Ended June 30,
                                               ---------------------------
                                                    2000      1999
                                                    ----      ----

FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares outstanding .............   93,351    94,360
                                                   =======   =======
Net income ......................................  $ 9,736   $ 8,729
                                                   =======   =======
Per share amount ................................  $  0.10   $  0.41
                                                   =======   =======
DILUTED
Weighted average shares outstanding .............   93,351    94,360

Net effect of dilutive stock options based on the
 treasury stock method using average market
 price...........................................       28     1,620
                                                   -------   -------
Total ...........................................   93,379    95,980
                                                   =======   =======
Net Income ......................................  $ 9,736   $38,729
                                                   =======   =======
Per share amount ................................  $  0.10   $  0.40
                                                   =======   =======